UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2021

fuboTV Inc.

(Exact name of registrant as specified in its charter)

Florida	001-39690	26-4330545
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1330 Avenue of the Americas

New York, NY 10019

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 672-0055

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	FUBO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

Purchase Agreement

On January 28, 2021, fuboTV Inc. (“fuboTV” or the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Evercore Group L.L.C., as the initial purchaser (the “Initial Purchaser”), relating to the sale by fuboTV of an aggregate of $350 million principal amount of its 3.25% Convertible Senior Notes due 2026 (the “Notes”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). fuboTV also granted the Initial Purchaser an option to purchase, within a 13-day period from, and including, the initial issuance date of the Notes, up to an aggregate of $52.5 million additional principal amount of Notes. The Initial Purchaser exercised in full this option to purchase additional Notes on January 29, 2021. Pursuant to the terms of the Purchase Agreement, the parties have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

A copy of the Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Indenture and Notes

On February 2, 2021, fuboTV issued an aggregate of $402.5 million principal amount of Notes pursuant to an Indenture, dated February 2, 2021 (the “Indenture”), between fuboTV and U.S. Bank National Association, as trustee (the “Trustee”). The Notes will bear interest from February 2, 2021 at a rate of 3.25% per annum payable semiannually in arrears on February 15 and August 15 of each year, beginning on August 15, 2021. The Notes will mature on February 15, 2026, unless earlier converted, redeemed or repurchased.

The net proceeds from this offering are expected to be approximately $389.5 million, after deducting the Initial Purchaser’s discount and estimated offering expenses payable by fuboTV. fuboTV intends to use the proceeds from this offering for general corporate purposes, including working capital, business development, sales and marketing activities and capital expenditures.

Holders of the Notes may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding November 15, 2025, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on March 31, 2021 (and only during such calendar quarter), if the last reported sale price of fuboTV’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five-business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of fuboTV’s common stock and the conversion rate for the Notes on each such trading day; (3) if fuboTV calls such Notes for redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events.

On or after November 15, 2025, holders may convert all or any portion of their Notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions. Upon conversion, fuboTV will satisfy its conversion obligation by paying or delivering, as the case may be, cash, shares of fuboTV’s common stock or a combination of cash and shares of fuboTV’s common stock, at fuboTV’s election.

The conversion rate for the Notes is initially 17.3063 shares of fuboTV’s common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $57.78 per share of fuboTV’s common stock). The conversion rate is subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date or following fuboTV’s issuance of a notice of redemption, fuboTV will increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event or convert its notes called for redemption during the related redemption period in certain circumstances.

fuboTV may not redeem the Notes prior to February 20, 2024. On or after February 20, 2024 and prior to the 41st scheduled trading day immediately preceding the maturity date, fuboTV may redeem for cash all or any portion of the Notes, at its option, if the last reported sale price of fuboTV’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which fuboTV provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Notes.

If fuboTV undergoes a fundamental change (as defined in the Indenture) at any time prior to the maturity date, holders will have the right, at their option, to require fuboTV to repurchase for cash all or any portion of their Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Indenture includes customary terms and covenants, including certain events of default. The following events are considered “events of default” with respect to the Notes, which may result in the acceleration of the maturity of the Notes: (1) fuboTV defaults in any payment of interest on any Note when due and payable and the default continues for a period of 30 days; (2) fuboTV defaults in the payment of principal of any Note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise; (3) failure by fuboTV to comply with fuboTV’s obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for three business days; (4) failure by fuboTV to give a fundamental change notice, notice of a make-whole fundamental change (as defined in the Indenture) or notice of a specified corporate transaction, in each case when due, and such failure continues for three business days; (5) failure by fuboTV to comply with its obligations under the Indenture with respect to consolidation, merger or sale of fuboTV’s assets; (6) failure by fuboTV for 60 days after written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding has been received to comply with any of fuboTV’s other agreements contained in the Notes or Indenture; (7) fuboTV or any of its significant subsidiaries (as defined in the Indenture) defaults with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $40.0 million (or its foreign currency equivalent) in the aggregate of fuboTV and/or any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created (a) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity date or (b) constituting a failure to pay the principal of any such indebtedness when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and, in the cases of clauses (a) and (b), such acceleration shall not, after the expiration of any applicable grace period, have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days after written notice to fuboTV by the Trustee or to fuboTV and the trustee by holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with the Indenture; or (8) certain events of bankruptcy, insolvency, or reorganization of fuboTV or any of its significant subsidiaries. Generally, if an event of default occurs and is continuing under the Indenture, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount plus any accrued and unpaid interest on the Notes to be immediately due and payable.

The Notes are fuboTV’s general unsecured obligations and rank senior in right of payment to all of fuboTV’s indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to all of fuboTV’s unsecured indebtedness that is not so subordinated; effectively junior to any of fuboTV’s secured indebtedness, to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of fuboTV’s current or future subsidiaries (including trade payables).

Copies of the Indenture and form of Note are filed as Exhibit 4.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein. The foregoing description of the Indenture and Notes does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.03 Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sale of Equity Securities

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Notes were sold to the Initial Purchaser pursuant to the Purchase Agreement in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act and the Notes were resold to qualified institutional buyers as defined in, and in reliance on, Rule 144A of the Securities Act. To the extent that any shares of common stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes, and any resulting issuance of shares of common stock.

The offer and sale of the Notes and the common stock issuable upon conversion of the Notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 8.01. Other Events.

On January 29, 2021, fuboTV issued a press release announcing the pricing of the Notes. A copy of the press release is filed herewith as Exhibit 99.1.

Forward-Looking Statements

This Current Report on Form 8-K, including the press releases referenced herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements concerning the repurchase, redemption or early conversion of the notes and the anticipated use of proceeds from the offering and the timing of such events are forward-looking statements that involve a number of uncertainties and risks. Actual results may differ materially from these statements and from actual future events or results due to a variety of factors, including the inability to launch a successful enrollment program and resulting lower revenue, and such other factors as are described in reports and documents the Company files from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on the forward-looking statements in this Current Report on Form 8-K, and the press release referenced herein, which are based on circumstances as of and information available to us on the date hereof. Except to the extent required by applicable law, the Company disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise, except as required by law.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of February 2, 2021, by and between fuboTV Inc. and U.S. Bank National Association, as Trustee.

4.2	Form of Note, representing fuboTV Inc.’s 3.25% Convertible Senior Notes due 2026 (included in Exhibit 4.1).

10.1	Purchase Agreement, dated as of January 28, 2021, by and among fuboTV Inc. and Evercore Group L.L.C.

99.1	Press Release issued by fuboTV Inc. on January 29, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 2, 2021

fuboTV Inc.

By:	/s/ Simone Nardi
Name:	Simone Nardi
Title:	Chief Financial Officer